Exhibit 10.6
July 12, 2005
[Name]
[Location]
RE:   Deferred Compensation Plan and IRC Section 409A
          As you may be aware, recent changes were made to the tax code that significantly impacted the design and operation of non-qualified deferred compensation plans, with a very broad definition of what qualifies as a “non-qualified deferred compensation plan.” These changes can have a draconian tax impact on the individual if the plans are not operated in compliance with the new rules, codified at Internal Revenue Code Section 409A.
          The Company’s Executive Retirement Plan, Deferred Compensation Plan and Tophat Plan are all non-qualified deferred compensation plans which must be brought into compliance with Section 409A. Accordingly, before the end of 2005, we must take certain actions to achieve compliance with Section 409A.
          One such action, approved by the Board of Directors on June 3, 2005, is the vesting and payout of any unvested Accumulation Accounts in the Deferred Compensation Plan. The Accumulation Account was the “extra” interest applied to deferrals under Cycles I, II, II-A and III of the Deferred Compensation Plan. This account vests at age 55.
          You have an unvested Accumulation Account balance that, as of July 31, 2005 will have a value of $[Amount]. On or about July 31, 2005, this balance will be vested and you will be receiving a payout of this balance, less taxes and withholdings.
          As we have been experiencing over the last few years, many legislative and regulatory changes have significantly impacted how we operate our business and the benefits provided to all levels of employees. This is yet another example of these changes.
          If you have any questions about the new tax law or this payment, please contact Paula Ciprich or Sarah Mugel.

Very truly yours,

/s/ Philip C. Ackerman